EXHIBIT 99.1

                          THE L. S. STARRETT COMPANY
                             Athol, Massachusetts

                                                            February 6, 2004

To the Stockholders:

Presented below are the comparative operating figures for the Company for the periods ended in December 2003 and 2002.

Sales increased 1% as compared to the second quarter of last year and reached the highest quarterly level that we have achieved in the last six quarters. We recorded a loss of $.28 per share in the quarter compared to a $.09 loss last year. All of the loss is attributable to the write-down ($3.2 million) of CMM inventory taken in this quarter. Since the government investigation started, we have experienced a significant decline in CMM sales and it was our determination that we would not realize book value for the existing inventory. This inventory write-down has a non-cash impact on the Company.

Without this charge to inventory, we would have made a $.04 per share profit in the quarter. This improved performance reflects cost reductions and a modest increase in factory hours, but was also helped by some LIFO inventory reduction benefits and the fact that last year's performance was hurt by exchange losses. We continue to maintain a strong balance sheet and our cash position improved during the quarter.

While these results are encouraging, they are nothing to shout about.
A return to a healthy level of profitability will require structural changes in the business, which are ongoing. For example, we recently closed one warehouse operation and will close 50,000 sq. ft. of manufacturing space in Pennsylvania before the end of the fiscal year and consolidate this with our Evans Rule operations.

Our international businesses have performed better than our domestic operations and we continue to expand the development of our Chinese operations and other low-cost opportunities for manufacturing and outsourcing throughout the world.

									D. A. Starrett
									President and CEO


                        SUMMARY OF CONSOLIDATED RESULTS

                                  13 Weeks Ended          26 Weeks Ended
                               12/27/03   12/28/02     12/27/03    12/28/02

Net sales                     45,420,132 44,827,725   86,094,673  90,163,099

Loss before income taxes and
  cumulative effect of change
  in accounting principle     (3,108,498)(1,339,028)  (5,058,567) (5,835,060)
Income tax benefit            (1,276,000)  (698,300)  (2,130,900) (2,659,000)
Loss before cumulative effect
  of change in accounting
  principle for goodwill      (1,832,298)  (640,728)  (2,927,667) (3,176,060)
Cumulative effect of change in
  accounting principle                                            (6,085,583)
Net Loss                      (1,832,298)  (640,728)  (2,927,667) (9,261,643)




Basic and diluted loss per
  share before cumulative
  effect of change in
  accounting principle              (.28)      (.09)        (.44)       (.48)
Cumulative effect of change in
  accounting principle for goodwill                                     (.93)
Basic and diluted loss per share    (.28)      (.09)        (.44)      (1.41)


Dividends per share                  .10        .20          .20         .40


The above figures are in part estimates and are subject to audit and year-end adjustments. Except for historical information contained herein, the matters discussed may involve forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially, including statements concerning future financial performance, economic and political conditions, write-downs and reserves, reorganization plans, currency fluctuations and foreign operations.